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[LOGO]                  CNB Bancshares, Inc.   20 NW Third Street
                                               Evansville, Indiana 47739-0001
                                               812-464-3400

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                                 PRESS RELEASE
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       DATE:  August 4, 1995
FOR RELEASE:  Immediately
RELEASED BY:  H. Lee Cooper, Chairman and Chief Executive         812-464-3224
                 Officer, CNB Bancshares, Inc.
    CONTACT:  James J. Giancola, President and Chief Operating    812-464-3265
                Officer, CNB Bancshares, Inc.

                         CNB BANCSHARES, INC. ANNOUNCES
                      THE COMPLETION OF THREE ACQUISITIONS

H. Lee Cooper, Chairman and Chief Executive Officer of CNB Bancshares, Inc. (NASDAQ-NMS: CNBE) announced today the completion of three separate acquisitions. The three acquisitions involve UF Bancorp, Inc. (NASDAQ-NMS:
UFBI), The Bank of Orleans and the Indiana branches of Household Bank, f.s.b.

UF Bancorp, Inc. is the parent company of Union Federal Savings Bank, Evansville, Indiana. UF Bancorp had total assets of $563 million at June 30, 1995, and shareholders' equity of $43 million. Union Federal operates offices in and around Evansville, Columbus, Shelbyville, and Jasper in Indiana; Mt. Carmel in Illinois; and Henderson in Kentucky. Effective with the completion of the acquisition, Union Federal will be merged into The Citizens National Bank of Evansville, lead bank for CNB, and the Henderson, Mt. Carmel, and Jasper offices of Union Federal will be merged with CNB's affiliate banks in those markets.

The Bank of Orleans, Orleans, Indiana had total assets of $59 million and shareholders' equity of $6 million at June 30, 1995. The Bank of Orleans expands CNB's Southern Indiana franchise into Orange County.

The Indiana branches of Household Bank, f.s.b., with total deposits of approximately $79 million, are located in Terre Haute, Brazil and Sullivan, Indiana. These offices will become part of Citizens Bank of Western Indiana, CNB's affiliate bank headquartered in Terre Haute.

H. Lee Cooper stated, "The completion of these acquisitions bring CNB approximately 50,000 new customers. We are very committed to providing outstanding service to these new customers and look forward to working with the staffs of Union Federal, Orleans and Household to deliver on this commitment."

He also said, "These acquisitions increase CNB's assets by $701 million or 24 percent, bringing us to over $3.7 billion. While The Bank of Orleans, the Union Federal Columbus and Shelbyville offices, and the Sullivan office of Household represent new markets for CNB, the vast majority of the asset increase, over 80 percent, occurs in markets already served by CNB. We believe the opportunity to increase our market share is very attractive.
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Press Release
August 4, 1995



In order to maximize this opportunity, we have already converted all three acquisitions to our data processing systems and are in position to offer CNB's comprehensive product offerings to these new customers immediately. Additionally, we combined half of the acquired offices with our existing offices in order to further improve the efficiency of our retail delivery system. The efforts put forth to date by our associates and the associates of the acquired banks have been tremendous."

Donald A. Rausch, Chairman, President and Chief Executive Officer of UF Bancorp, Inc. said, "We are very pleased to be merging with CNB. Our shareholders have received an attractive return on their investments in the form of CNB stock.
Our staff has worked very closely with CNB over the past few months in order to combine our two organizations. We believe our customers will continue to receive excellent service as part of Citizens Bank."

CNB Bancshares currently operates 92 banking offices in addition to some 26 consumer finance offices in Kentucky and Tennessee under the name Peoples Security Finance Company, Inc., and a property and casualty insurance agency operating as Citizens Insurance located in Evansville, Indiana. CNB has offices in and around Evansville, Terre Haute, Lafayette, Greenwood, Bloomington, Columbus, Shelbyville, Brazil, Sullivan, Orleans and Jasper in Indiana; Effingham, Harrisburg, Mt. Vernon, Mt. Carmel, Marion, Carmi and Vandalia in Illinois; and Madisonville, Morganfield, Henderson and Jefferson County (Louisville) in Kentucky.